Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRP GROUP, INC.

Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware

BRP Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”)

DOES HEREBY CERTIFY:

That the name of the corporation is BRP Group, Inc. (the “Corporation”). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 1, 2019. On October 25, 2019, the Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law.

That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by replacing the first paragraph thereof with the following:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 450,000,000 shares, consisting of: (i) 400,000,000 shares of common stock, divided into (a) 300,000,000 shares of Class A common stock, with the par value of $0.01 per share (the “Class A Common Stock”) and (b) 100,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).”

That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

That this Certificate of Amendment, which amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation as heretofore amended, has been duly adopted in accordance with Section 242 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 12th day of October, 2020.

By:	/s/ Trevor L. Baldwin
Name: Trevor L. Baldwin
Title: Chief Executive Officer